Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES FIRST QUARTER 2013 RESULTS

HOUSTON (April 25, 2013) -- Noble Energy, Inc. (NYSE: NBL) announced today first quarter 2013 net income of $261 million, or $1.45 per share diluted, and net income from continuing operations(1) of $232 million, or $1.28 per share diluted. Excluding the impact of unrealized commodity derivatives losses and certain other items, first quarter 2013 adjusted net income from continuing operations(2) was $269 million, or $1.48 per share diluted. During the first quarter 2012, the Company had net income from continuing operations of $249 million, or $1.39 per share diluted, and adjusted net income from continuing operations(2) of $297 million, or $1.65 per share diluted.

Discretionary cash flow from continuing operations(2) for the first quarter 2013 was $761 million compared to $690 million for the same quarter in 2012. Net cash provided by operating activities was $705 million and capital expenditures for the quarter were $910 million. Revenue for the quarter was $1.1 billion.

Key highlights for the first quarter of 2013 include:

•	Established first production from the Tamar natural gas field and raised the gross mean resource estimate to 10 trillion cubic feet (Tcf), 1 Tcf over the previous estimate

•	Achieved record sales volume of 92 thousand barrels of oil equivalent per day (MBoe/d) from the DJ Basin with 45 MBoe/d from the horizontal program

•	Drilled the longest extended-reach lateral well in Colorado history of 9,978 feet in the DJ Basin

•	Increased the gross mean resource estimate of Leviathan to 18 Tcf, 1 Tcf over the previous estimate

•	Signed sale agreements on three non-core divestment packages with expected proceeds exceeding $105 million

Charles D. Davidson, Noble Energy's Chairman and CEO, commented, “The strong first quarter was an excellent start to 2013 and positions us to deliver on full year expectations. The Tamar project in Israel has begun production and is experiencing significant market demand with our primary customer already exercising an option for increased supply. Our second major project for this year, Alen in Equatorial

Guinea, is on track for first production in the third quarter. Domestically, the DJ Basin continues to set production records driven by our horizontal drilling program. In addition, we continue with our exploration program and have several significant opportunities before us.”

VOLUMES AND PRICES
First quarter 2013 sales volumes from continuing operations averaged 245 MBoe/d, an increase of
9 percent compared to the first quarter 2012, after adjusting for assets divested in 2012. Production volumes were 249 MBoe/d with the difference attributable to the timing of crude oil liftings in Equatorial Guinea. The sales volume split for the quarter was 48 percent liquids, 24 percent international natural gas, and 28 percent U.S. natural gas.

U.S. volumes totaled 146 MBoe/d for the first quarter 2013, an increase of 23 percent compared to the same quarter last year excluding volumes from divested assets. The increase was attributed to growth from the horizontal plays in the DJ Basin and Marcellus Shale, and from the Gulf of Mexico largely due to the addition of Galapagos. Natural production declines affected the remaining non-core U.S. assets.

Sales volumes from international assets were 99 MBoe/d for the first quarter of 2013, a decrease of
6 percent compared to the first quarter of 2012, excluding volumes from discontinued operations in the UK. The decrease was due to reduced sales volumes offshore Equatorial Guinea resulting from the scheduled underliftings of crude oil.

Crude oil prices in the U.S. and international averaged $95.70 and $111.42 per barrel respectively, each down approximately five percent versus the first quarter 2012. Natural gas realizations in the U.S. averaged $3.31 per thousand cubic feet (Mcf), up 26 percent from the first quarter of 2012, and averaged $5.15 per Mcf in Israel. Natural gas liquid pricing in the U.S. averaged $39.19 per barrel for the quarter and represented 41 percent of the Company's average U.S. crude oil realization.

OPERATING EXPENSES
Total production costs per barrel of oil equivalent (Boe), including lease operating expense (LOE), production and ad valorem taxes, and transportation were $8.45 per Boe, up 4 percent from the first quarter of 2012. LOE and depreciation, depletion, and amortization (DD&A) per Boe were $5.28 and $16.53, respectively. The DD&A rates were influenced primarily by increased liquids production from the DJ Basin and Gulf of Mexico, and the continued natural gas production from the Noa and Pinnacles fields offshore Israel. General and administrative expenses increased during the first quarter due to increased staffing for major development and exploration activities. The adjusted effective tax rate for the first quarter 2013 was 28 percent with 69 percent deferred.

OPERATIONS UPDATE
In the DJ Basin, production averaged 92 MBoe/d for the first quarter, a 7 percent increase over last quarter. The horizontal program accounted for 45 MBoe/d of production compared to 39 MBoe/d last quarter. Crude oil and other liquid sales rose to 63 percent of total production. Adding a rig in the first quarter, the Company now operates three rigs in Northern Colorado and six in the greater Wattenberg area. During the quarter, 56 wells were drilled and 44 wells were completed. Ten of the wells drilled during the quarter were extended-reach lateral wells. The extended-reach lateral program continues to deliver superior results and returns. Currently, 13 wells are on line with lateral lengths ranging from 6,500 to over 9,000 feet. Early production from the 15 wells in our 40-acre spacing pilot program indicates that production from the B bench performs as expected and does not appear to be impacted by tightly spaced A bench and Codell wells. This result confirmed that a minimum of 16 wells per section is required throughout the Company's acreage in the oil window. Wells in the A bench, C bench, and Codell indicate recoveries that are economic and will be required to adequately drain the entire 300 foot vertical section.

In the Marcellus Shale, the Company operated three rigs in the wet gas area and anticipates adding a fourth rig during the second quarter. Two of the rigs were located in the Majorsville area and the final rig was in Normantown. Drilling was concluded on the 11-well Web 4 pad and is expected to be in production by the end of the second quarter. Other wells drilled include seven on the 11-well SHL 8 pad and four on the 7-well WFN 1 pad. In Normantown, drilling operations were initiated on a 6-well pad. Consol, the joint venture partner, operated two rigs in the dry gas area. Production for the quarter averaged 104 MMcfe/d net.

In the Eastern Mediterranean, natural gas sales were initiated from the Tamar field in just over four years from discovery with a peak capacity of 1 Bcf/d. Each of the five subsea wells was tested to its maximum deliverability of 250 MMcf/d. Gross sales reached an hourly rate equivalent to 950 MMcf/d during testing. The gross mean resource estimates were raised to 10 Tcf at Tamar and 18 Tcf at Leviathan resulting in 37 Tcf of total gross resources discovered in the Levant Basin.

UPDATED GUIDANCE
The full year volume guidance range for 2013 remains unchanged at 270 to 282 MBoe/d. Second quarter 2013 volumes are expected to average 254 to 260 MBoe/d. The increase in the second quarter volume forecast is largely attributable to a full quarter of production from Tamar. Also impacting the quarter are planned facility downtimes in the Gulf of Mexico and Equatorial Guinea, adverse weather conditions in Colorado, and the sale of certain non-core assets, which in aggregate total approximately 12 MBoe/d. Volumes for the second half of the year are anticipated to average around 300 MBoe/d with initial production at Alen, additional sales from Tamar and the continued acceleration of activity in the DJ Basin and the Marcellus Shale wet gas area.

All other annual guidance ranges remain unchanged.

(1)
Noble Energy has divested the majority of its North Sea properties and has reclassified the results of its entire North Sea operations as discontinued operations for all accounting periods presented in this release.

(2)A Non-GAAP measure, see attached Reconciliation Schedules

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the 'Investors' page at www.nobleenergyinc.com. Conference call numbers for participation are 877-681-3378 or 719-325-4749 with the passcode 4605754. A replay will be available on the website.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com

Eric Schneider, CFA
(281) 872-2640 eschneider@nobleenergyinc.com

Media Contact:
Reba Reid
(281) 943-1789 rreid@nobleenergyinc.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy' s current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy's offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

This news release also contains certain historical and forward-looking non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy's overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please also see Noble Energy's website at http://www.nobleenergyinc.com under “Investors” for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures. The GAAP measures most comparable to the forward-looking non-GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort.

The Securities and Exchange Commission requires oil and gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC permits the optional disclosure of probable and possible reserves, however, we have not disclosed the Company's probable and possible reserves in our filings with the SEC. We use certain terms in this news release, such as "gross mean resource estimate". These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent annual report on Form 10-K and in other reports on file with the SEC, available from Noble Energy's offices or website, http://www.nobleenergyinc.com .

Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Net Income from Continuing Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2013	Per Share, Diluted	2012	Per Share, Diluted
Net Income	$261	$1.45	$263	$1.47
Discontinued Operations, Net of Tax	(29)	(0.17)	(14)	(0.08)
Income from Continuing Operations	232	1.28	249	1.39
Unrealized losses on commodity derivative instruments	79	0.43	73	0.40
Gain on divestitures [1]	(15)	(0.08)	—	—
Other adjustments	(10)	(0.06)	—	—
Total adjustments before tax	54	0.29	73	0.40
Income Tax Effect of Adjustments [2]	(17)	(0.09)	(25)	(0.14)
Adjusted Net Income from Continuing Operations	$269	$1.48	$297	$1.65
Weighted average number of shares outstanding
Diluted	181		180

NOTE:
Adjusted net income from continuing operations should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted net income from continuing operations is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted net income from continuing operations is beneficial in evaluating our financial performance as it excludes the impact of significant non-cash items. We believe such measures can facilitate comparisons of operating performance between periods and with our peers. See Schedule 2: Summary Statement of Operations

[1]	During the first quarter of 2013, we completed the sale of certain non-core onshore U.S. properties.

[2]
The net tax effects of adjusting items for 2013 and 2012 are determined by applying the statutory tax rate to each adjusting item. Prior to first quarter 2013, the net tax effects were determined by calculating the tax provision for GAAP net income from continuing operations, which included the adjusting items, and comparing the results to the tax provision for adjusted earnings from continuing operations, which excluded the adjusting items. The difference in the tax provision calculations represented the tax impact of the adjusting items. The effect of our change in method for calculating the net tax effect was de minimis for all periods presented.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues
Crude oil and condensate	$849	$820
Natural gas	179	153
NGLs	55	64
Income from equity method investees	60	51
Total revenues	1,143	1,088
Operating Expenses
Lease operating expense	117	105
Production and ad valorem taxes	43	38
Transportation and gathering expense	27	20
Exploration expense	61	60
Depreciation, depletion and amortization	366	294
General and administrative	112	97
Other operating (income) expense, net	(8)	12
Total operating expenses	718	626
Operating Income	425	462
Other (Income) Expense
Loss on commodity derivative instruments	72	96
Interest, net of amount capitalized	25	32
Other (income) expense, net	10	(1)
Total other (income) expense	107	127
Income from Continuing Operations Before Taxes	318	335
Income Tax Provision	86	86
Income from Continuing Operations	232	249
Discontinued Operations, Net of Tax	29	14
Net Income	$261	$263
Earnings Per Share
Basic
Income from continuing operations	$1.29	$1.40
Discontinued operations, net of tax	0.17	0.08
Net Income	$1.46	$1.48
Diluted
Income from continuing operations	$1.28	$1.39
Discontinued operations, net of tax	0.17	0.08
Net Income	$1.45	$1.47
Weighted average number of shares outstanding
Basic	179	177
Diluted	181	180

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended March 31,
	2013	2012
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	63	42
Equatorial Guinea	27	35
China	4	5
Total consolidated operations	94	82
Equity method investee	2	2
Total sales volumes	96	84
Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$95.70	$101.21
Equatorial Guinea	111.79	118.04
China	109.22	126.10
Consolidated average realized prices	$100.90	$109.89
Natural Gas Sales Volumes (MMcf/d)
United States	409	433
Equatorial Guinea	246	230
Israel	111	108
Total consolidated operations	766	771
Natural Gas Realized Prices ($/Mcf)
United States	$3.31	$2.62
Equatorial Guinea	0.27	0.27
Israel	5.15	4.51
Consolidated average realized prices	$2.60	$2.18
Natural Gas Liquids (NGL) Sales Volumes (MBbl/d)
United States	16	17
Equity method investee	6	7
Total sales volumes	22	24
Natural Gas Liquids Realized Prices ($/Bbl)
United States	$39.19	$41.62
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	146	131
Equatorial Guinea	68	73
Israel	19	18
China	4	5
Total consolidated operations	237	227
Equity method investee	8	9
Total barrels of oil equivalent from continuing operations	245	236
Total barrels of oil equivalent from discontinued operations	1	7
Total barrels of oil equivalent	246	243

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$1,305	$1,387
Accounts receivable, net	776	964
Other current assets	370	420
Total current assets	2,451	2,771
Net property, plant and equipment	13,995	13,551
Goodwill	632	635
Other noncurrent assets	632	597
Total Assets	$17,710	$17,554
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$1,388	$1,508
Other current liabilities	986	1,024
Total current liabilities	2,374	2,532
Long-term debt	3,723	3,736
Deferred income taxes	2,249	2,218
Other noncurrent liabilities	850	810
Total Liabilities	9,196	9,296
Total Shareholders’ Equity	8,514	8,258
Total Liabilities and Shareholders’ Equity	$17,710	$17,554

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow from Continuing Operations and Reconciliation to Operating Cash Flow
(in millions, unaudited)

	Three Months Ended March 31,
	2013	2012
Adjusted Net Income from Continuing Operations [1]	$269	$297
Adjustments to reconcile adjusted net income from continuing operations to discretionary cash flow from continuing operations:
Depreciation, depletion and amortization	366	294
Exploration expense	61	60
(Income)/Dividends from equity method investments, net	(35)	(29)
Deferred compensation expense	10	3
Deferred income taxes	71	50
Stock-based compensation expense	18	16
Other	1	(1)
Discretionary Cash Flow from Continuing Operations	$761	$690
Reconciliation to Operating Cash Flows
Net changes in working capital	(9)	59
Cash exploration costs	(54)	(55)
Current tax expense (benefit) of earnings adjustments	(5)	18
Impact of Discontinued Operations	(4)	23
Other adjustments	16	6
Net Cash Provided by Operating Activities	$705	$741

Total Capital expenditures (accrual based)	$910	$963

NOTE:
The table above reconciles discretionary cash flow from continuing operations to net cash provided by operating activities. While discretionary cash flow from continuing operations is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow from continuing operations is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow from continuing operations is also commonly used as a basis to value and compare companies in the oil and gas industry.

[1]	See Schedule 1: Reconciliation of Net Income to Adjusted Net Income from Continuing Operations.